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                                                                 EXHIBIT (e)(12)

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into effective as of the 1st day of January, 2002 (the "Effective Date"), by and between T-NETIX, Inc. a Delaware Corporation ("T-NETIX"), and Thomas E. Larkin ("Employee").

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, and in consideration of the employment of Employee, and further, in consideration of the compensation contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM. T-NETIX hereby agrees to employ Employee for a term commencing on the Effective Date and ending December 31, 2002, unless earlier terminated as provided in this Agreement. The term of this Agreement will automatically continue on a calendar year-to-year basis unless and until T-NETIX or Employee delivers written notice, on or before 90 days prior to the end of each calendar year, of non-renewal. At such time as this Agreement becomes effective it shall supercede in its entirety the current employment agreement between T-NETIX and Employee dated as of the 3rd day of March, 2000.

2. DUTIES. Employee shall serve as the President and Chief Executive Officer of T-NETIX. He shall assume such duties as the By Laws of T-NETIX (as in effect as of the Effective Date) provide or as the Board of Directors of T-NETIX may from time to time prescribe pursuant to such By Laws. The duties of Employee shall be those as are generally consistent with the duties of a President and Chief Executive Officer of a telecommunications company of such size as T-NETIX, including such positions with and duties for T-NETIX subsidiaries as may be assigned from time to time. Employee agrees to devote substantially all his time, attention, and best efforts to the performance of his duties hereunder.

3. COMPENSATION. T-NETIX shall compensate Employee for the services rendered under this Agreement as follows:

         A. BASE SALARY. An annual base salary ("Base Salary") determined by the Board of Directors or its compensation committee in its discretion and consistent with its practices for executives of T-NETIX, but not less than $200,000 per year (less applicable withholdings), payable in accordance with the customary payroll practices of T-NETIX for compensation of its executives (currently bi-weekly). If Employee's base salary is increased at any time, it shall not thereafter be decreased during the term of this Agreement, unless such decrease is the result of a general reduction affecting the base salaries of substantially all other executives of T-NETIX.

         B. BONUS. A bonus for the calendar year 2001 pursuant to that certain "Executive Incentive Compensation Program" approved by the compensation committee as of April 23, 2001. Thereafter, an annual bonus of 30% or more of this annual salary based upon achieving performance objectives established by the compensation committee of the Board of Directors of T-NETIX.




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         C. STOCK OPTIONS. Employee shall be awarded additional stock options as may be granted from time to time by the Board of Directors or the compensation committee consistent with terms of the applicable option plans and the compensation policies of the Board of the compensation committee.

4. EMPLOYEE BENEFITS.

         A. BENEFIT PLANS. Employee shall be entitled to full participation on a basis commensurate with his position with T-NETIX, in all plans of life, accident, medical payment, health and disability insurance, retirement, pension, perquisites and other employee benefit and pension plans which generally are made available to executives of T-NETIX or its subsidiaries ("T-NETIX Benefit Plans"), except for such plans which the Board, in its sole discretion, shall adopt for select employees to compensate them for special or extenuating circumstances.

         B. VACATION. Employee shall be entitled to an annual vacation leave at full pay as may be provided for by T-NETIX vacation policies applicable to executives, but in any event such paid vacation shall not be less than three weeks in the aggregate.

5. TERMINATION AND RIGHTS UPON TERMINATION.

         A. DEATH, TOTAL DISABILITY OR RETIREMENT.

         (i) This agreement shall automatically terminate upon the death, total disability, or retirement of Employee.

         (ii) Total disability shall be deemed to occur if, as a result of his incapacity resulting from physical or mental illness or disease (including alcohol or other substance addiction), which is likely to be permanent, Employee shall have been unable to perform his duties hereunder for a period of more than 120 consecutive days during any twelve month period. The Board of Directors will determine if Employee's termination is due to total and permanent disability according to any long-term disability plan then in effect for executives of T-NETIX, and otherwise in good faith consistent with generally prevailing practices of employers of like-size and industry type in the general geographic location.

         (iii) Upon termination for Employee's death, T-NETIX shall continue to pay Employee's salary to a legal representative previously designated in writing by Employee (the "Legal Representative"), or if no such designation has been made, to Employee's estate, for a period of the greater of twelve months or the remaining term of this Agreement in monthly increments.

         (iv) Upon termination for Employee's total disability, T-NETIX shall continue to pay Employee's salary to the Legal Representative (or if no designation has been made, to Employee or Employee's other legal representative) and shall continue Employee's participation in all T-NETIX Benefit Plans for a period of the greater of twelve months or the remaining term of this Agreement in monthly increments.



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         (v)      Upon termination for Employee's retirement at any time after
                  Employee reaches the age of 65, Employee's rights to compensation and participation in T-NETIX Benefit Plans shall end and Employee shall not be entitled to a severance/separation payment.

         (vi) Following any termination pursuant to this Section 5(a), Employee, Employee's heirs, administrators, executors or legal representatives, as applicable, shall have a period of one year from the date this Agreement is so terminated to exercise any vested options previously granted to Employee. All previously granted Options shall continue to vest during such one-year period in accordance with the vesting schedule included as part of the grant of the applicable Options.

         B. TERMINATION FOR CAUSE.

         (i) T-NETIX may terminate this Agreement at any time "For Cause" (as defined in the following sentence). A Termination "For Cause" means any of (A) the willful failure by Employee to follow the reasonable instructions of the Board of Directors after written notice to Employee of such failure, (B) the willful commission by Employee of acts that are dishonest, unethical, or inconsistent with the local normal business standards, (C) the commission by Employee of a felonious act,
                  (D) intentional wrongful disclosure of confidential information of T-NETIX, (E) Employee's engagement in any competitive activity in violation of Section 9, or (F) Employee's gross neglect of his duties.

         (ii) Employee's right to compensation and participation in T-NETIX Benefit Plans shall end and Employee shall not be entitled to a severance/separation payment if T-NETIX terminates this Agreement For Cause.

         C. TERMINATION WITHOUT CAUSE.

         (i) T-NETIX may terminate this Agreement at any time "Without Cause," upon thirty days written notice to Employee. The termination of Employee's employment by T-NETIX for any reasons other than those specified in Section 5(b)(i) shall be deemed a termination Without Cause.

         (ii) Upon termination Without Cause other than following a Change of Control, Employee shall be entitled to severance/separation payments for a period of one year from (y) the effective date of the termination, or (z) the expiration date of the term of this Agreement as set forth in section 1, whichever period is longer. Such payments shall be at his then effective salary rate payable in accordance with the customary payroll practices of T-NETIX for compensation of its executives. During such period, T-NETIX shall also continue Employee's participation in all T-NETIX Benefit Plans. Such payments and benefits are to be in lieu of and not in addition to any payments or benefits otherwise to be paid or disbursed over the unexpired term of this Agreement.

         D. RESIGNATION.

         (i) Employee may terminate this Agreement at any time through his resignation upon thirty days written notice to T-NETIX. Employee's termination pursuant to this Section 5(d) shall be deemed Resignation for Good Reason if such resignation meets the criteria in part (ii) below, otherwise it shall be deemed a Voluntary Resignation.



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         (ii)     Resignation for Good Reason is defined as Employee's
                  resignation that (x) is not in connection with T-NETIX's Termination for Cause, (y) is prior to a Change of Control of T-NETIX (as defined below), and (z) is the occurrence of any of the following events without the Employee's written consent:

                  A. Any material diminution of the Employee's position, duties and responsibilities;

                  B. Any reduction in the Employee's base salary, except as permitted in Section 3a;

                  C. Required relocation of the Employee's principal place of employment more than 75 miles from his place of employment as of the Effective Date for a period of more than 120 days in any 365 day period, except for strategic relocation of the personnel reporting to Employee or relocation of T-NETIX's headquarters.

         (iii) In the event of Employee's Voluntary Resignation, Employee's right to compensation and participation in T-NETIX Benefit Plans shall end, and Employee shall not be entitled to a severance/separation payment.

         (iv) Upon Employee's Resignation for Good Reason, Employee shall be entitled to severance/separation payments for a period of one year from (y) the effective date of the resignation, or (z) the expiration date of the term of this Agreement as set forth in section 1, whichever period is longer. Such payments shall be at his then effective salary rate payable in accordance with the customary payroll practices of T-NETIX for compensation of its executives. During such period, T-NETIX shall also continue Employee's participation in all T-NETIX Benefit Plans. Such payments and benefits are to be in lieu of and not in addition to any payments or benefits otherwise to be paid or disbursed over the unexpired term of this Agreement.

         E. TERMINATION FOLLOWING A CHANGE OF CONTROL. The provisions of Section 6 govern employee's rights following a Change of Control of T-NETIX.

6. CHANGE OF CONTROL AND RIGHTS UPON CHANGE OF CONTROL.

         A. DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, a Change of Control of T-NETIX shall be deemed to have taken place if one or more of the following occurs:

         (i) Any person or entity, as that term is used in Section 13 (d) and 14 (d)(2) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), other than (A) a qualified benefit plan of T-NETIX or an affiliate of T-NETIX; (B) any person who is a stockholder or beneficial owner of stock as of the Effective Date (a "Current Stockholder"); (C) any successor of a Current Stockholder who acquires his shares by inheritance, devise, trust, or operation of law directly from such Current Stockholder (a "Successor"); or (D) any person or group of which Current Stockholders or Successors hold stock representing an interest of one-third or more of the person's or groups total stock, becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof) directly or indirectly of securities of T-NETIX representing fifty percent (50%) or more of the combined voting power of T-NETIX's then outstanding securities.



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

         (ii) T-NETIX shall (in a single transaction or a series of related transactions) issue shares, sell or purchase assets, engage in a merger or engage in any other transaction immediately after which securities of the merged company representing fifty percent (50%) or more of the combined voting powers of the then outstanding securities of the merged company shall be ultimately owned by persons who shall not have owned voting securities of T-NETIX prior to such transaction or who shall be a party to such transaction.

         (iii) T-NETIX and its affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations which generated a majority of the consolidated revenues (determined on the basis of T-NETIX's four most recently completed fiscal quarters) of T-NETIX and its subsidiaries immediately prior thereto.

         (iv) The Board of Directors of T-NETIX shall approve the distribution to T-NETIX's shareholders of all or substantially all of T-NETIX's net assets or shall approve the dissolution of T-NETIX.

         (v) Any other transaction or series of transactions occurring which have substantially the effect of the transactions specified in any of the preceding clauses in this Section 6.

         B. RIGHTS UPON CHANGE OF CONTROL. Upon a Change of Control of T-NETIX, and upon Employee's Voluntary Resignation during the term of this Agreement and following the Change of Control, Employee shall be entitled to a Change of Control payment equal to twenty-four months of salary at his then effective salary rate payable in accordance with the customary payroll practices of T-NETIX for compensation of its executives. During such time period T-NETIX shall also continue Employee's participation in all T-NETIX Benefit Plans. Such payments and benefits are to be in lieu of and not in addition to any payments or benefits otherwise to be paid or disbursed over the unexpired term of this Agreement. Further, upon a Change of Control and Employee's termination for any reason other than For Cause, death, permanent disability or retirement, any stock options previously granted to Employee which, by their terms, did not fully vest upon such Change of Control, shall be fully vested.

7. OTHER BENEFITS. The provisions of Sections 5 and 6 shall not affect Employee's participation in, or termination of distributions and vested rights under, any T-NETIX Benefit Plans to which Employee is entitled pursuant to the terms of such plan, except as otherwise expressly provided in Sections 5 and 6.

8. NON DISCLOSURE AGREEMENT.

         a. In connection with his employment with T-NETIX, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information of T-NETIX. "Trade secrets and other proprietary and confidential information" include but are not limited to the following: (1) business, pricing, marketing and cost data; (2) technical information; (3) customer and supplier lists; (4) contents of contracts and agreements with customers; and (5) customer requirements and specifications. Employee acknowledges that the trade secrets and other proprietary and confidential information have been developed and acquired by T-NETIX through expenditures of substantial time, effort and money and provide value to T-NETIX with respect to




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competitors who do not know or use such trade secrets and other proprietary and confidential information.

         b. In consideration for access to trade secrets and other proprietary and confidential information, Employee agrees that during the Non-competition Period (as defined in Section 9) Employee will not directly or indirectly disclose or use for any reason whatsoever any trade secrets and other proprietary and confidential information obtained by Employee by reason of his employment with T-NETIX, except as required to conduct the business of T-NETIX or as authorized by express written permission of the Board of Directors or as otherwise required by law.

         c. Employee confirms that all trade secrets and other proprietary and confidential information, and all documents reflecting such information, remain the exclusive properties of T-NETIX. All business record, papers and documents kept or made by Employee relating to the business of T-NETIX shall be and remain the property of T-NETIX and shall remain in the possession of T-NETIX during the term of Employee's employment and at all times thereafter. Upon termination of employment with T-NETIX or upon the request of T-NETIX at any time, Employee shall promptly deliver to T-NETIX, and shall retain no copies of any materials, records and documents (in whatever form or medium) made by Employee or coming into his possession concerning the business or affairs of T-NETIX.

9. NON-COMPETITION AGREEMENT. In consideration for access to trade secrets and other proprietary information of T-NETIX, for so long as Employee is employed by T-NETIX and for a period of two years thereafter (the "Non-competition Period"), Employee will not:

         a. Accept a position as an officer, director, employee, agent, consultant, representative of (i) any other proprietary inmate call processing systems company or (ii) any other entity that, as of the date of Employee's termination, competes directly with T-NETIX or any of its subsidiaries (an entity described in either part (i) or (ii) is referred to in this Agreement as a "Competitor");

         b. Acquire or fail to dispose of any stock or other ownership interest in any Competitor, other than investments equal to less than one percent of the outstanding stock of any class issued by any publicly traded company;

         c. Solicit or seek business from any of T-NETIX customers, prospective customers, suppliers, or prospective suppliers; or

         d. Hire or engage any T-NETIX employee or induce any T-NETIX employee to leave their employment with T-NETIX on behalf of any Competitor.

10. REMEDIES.

         a. Without intending to limit the remedies available to T-NETIX, Employee acknowledges that a breach or threatened breach of any of the covenants contained in Sections 8 and 9 may result in material irreparable injury to T-NETIX or its subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, T-NETIX shall be entitled to obtain a temporary restraining order, a preliminary or permanent injunction, or other comparable provisional or equitable relief restraining Employee from engaging in activities prohibited by Sections 8 or 9, and such other relief as may be required to enforce specifically any of the covenants in such Sections. Employee agrees



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to personal jurisdiction of any state or federal court in the State of Texas in any proceeding brought by T-NETIX to enforce Employee's covenants under Sections 8 and 9

         b. Without limiting the relief specified in Section 10a above, and in addition to any other remedies available hereunder, at law, or in equity, upon proof of Employee's deliberate violation of his obligations under Sections 8 or 9, T-NETIX shall be entitled to recover from Employee any severance paid pursuant to Sections 5 or 6.

11. ARBITRATION.

         a. Subject to the provisions of Section 11b below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Dallas County, Texas, in accordance with the rules of the American Arbitration Association then in effect. The American Arbitration Association shall select the arbitrator. Each party shall bear their own cost of arbitration, except that if Employee is the prevailing party in such arbitration, the Employee shall be entitled to recover from T-NETIX as part of any award entered reasonable expenses for attorneys and expert's fees and disbursements. In any arbitration related to the calculation of the amount of the severance pay due to Employee, each party shall submit a figure and supporting documentation and the arbitrator shall select the figure from those materials submitted, but no other figure. The arbitrator shall have no power to award consequential or punitive damages, even if such damages are permitted under applicable law.

         b. Notwithstanding the foregoing, nothing in this Section 11 shall prevent T-NETIX from seeking equitable relief pursuant to Section 10 in a court of law.

12. NOTICES. All notices, request, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given on the date when delivered personally or when transmitted by facsimile with receipt of delivery; on the next business day when sent by overnight courier with receipt of delivery; or on the third business day following mailing by United States certified mail, postage prepaid, addressed to the parties, their successors in interest or assignees at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

              If to T-NETIX:    T-NETIX, Inc.
                                1544 Valwood Parkway, Suite 100
                                Carrollton, TX 75006
                                Attention: Wayne A. Johnson II, General Counsel

              If to Employee:   Mr. Tom Larkin
                                T-NETIX, Inc.
                                2155 Chenault Drive, Suite 410
                                Carrollton, TX  75006

13. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.



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14. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provision or provisions shall remain in full force and effect

15. ENTIRE AGREEMENT. This Agreement constitute the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements, and further superseding any and all employment arrangements between Employee and T-NETIX or any of T-NETIX's subsidiaries, affiliates or other related entities, including, but not limited to, that certain Employment Agreement with an effective date of March 3, 2000. This Agreement may not be amended except in a writing executed by the parties hereto.

16. EFFECT ON SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties hereto.

17. ASSIGNMENT. This Agreement is personal to Employee and Employee may not assign this Agreement to any other person.

18. EFFECTIVENESS. This Agreement shall be effective upon the Effective Date.

19. SURVIVAL OF SECTION. The provisions of Sections 8 and 9 of this Agreement shall survive the termination of the Agreement for the period provided for therein, and Sections 10 and 11 shall survive for resolution of any dispute arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



T-NETIX, Inc.


/s/ JAMES L. MANN                           /s/ THOMAS E. LARKIN
------------------------------------        ------------------------------------
James L. Mann                               Thomas E. Larkin
Chairman, Compensation Committee            "Employee"

/s/ DANIEL M. CARNEY
------------------------------------
Daniel M. Carney
Chairman of the Board





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